Exhibit 99.1

MEREDITH ANNOUNCES INTENTION TO REDEEM SERIES A PREFERRED STOCK

AND RAISE $710 MILLION IN NEW DEBT; PROVIDES CAPITAL STRUCTURE UPDATES

Expects Lower Cost of Capital, Enhanced Liquidity, and Greater Financial Flexibility

Expects Approximately $165 Million of Cash at June 30, 2020, Excluding Impact of Transactions

DES MOINES, IA (June 22, 2020) – Meredith Corporation (NYSE: MDP; www.meredith.com) announced its intention to raise $710 million aggregate principal amount of proposed new secured debt, subject to market and other conditions. A combination of cash on hand and proceeds of the new debt will be used to redeem all of its outstanding Series A preferred stock (“Series A Preferred Stock”) and pay fees and expenses incurred in connection with the financing and redemption transactions. The company also announced it has secured an amendment with its revolving line of credit lenders allowing for greater access to the credit facility (together, the ‘Transactions”).

“We believe these steps will create significant benefits for all of our stakeholders as we pursue our previously communicated strategy to ensure ample liquidity and enhance our financial flexibility,” said Meredith President and Chief Executive Officer Tom Harty.

Meredith expects to fully redeem the Series A Preferred Stock at a redemption price totaling $722 million, contingent upon raising the new debt.

The Company expects to derive several benefits including:

•	Increased cash savings from the new debt, now tax deductible, compared to the escalating dividend rate on the current Series A Preferred Stock; and

•	Additional financial flexibility by eliminating certain covenants required under the Series A Preferred Stock.

The Company expects the new financing and redemption transactions to be completed on or about June 30, 2020.

Update on Liquidity

•	At March 31, 2020, Meredith had cash and cash equivalents of $103 million, and $35 million drawn on its $350 million revolving line of credit;

•	On June 4, 2020, Meredith repaid the $35 million outstanding balance under its revolving line of credit; and

•	At June 30, 2020, Meredith expects to have cash and cash equivalents of approximately $165 million excluding the impact of the Transactions, and a zero balance on its revolving line of credit.

Amendment to Revolving Line of Credit

Additionally, Meredith entered into an amendment today to its revolving line of credit facility, conditioned on the redemption of the Series A Preferred Stock. The amendment provides for “Covenant Relief Period” through March 31, 2022, during which the Company will have greater access to borrowings under the facility by increasing the consolidated net leverage ratio financial covenant initially from 4.25x to 6.0x before stepping down in several increments to 5.0x. The financial covenant only applies when Meredith’s borrowings under the facility exceed 30 percent of the amount available under the facility.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s proposed debt raise, the redemption of the Series A Preferred Stock, the expected savings in the cost of the new debt financing compared to the cost of the Series A Preferred Stock, improvement in cash flow and tax benefits and the expected additional financial flexibility from the transactions described herein, successful implementation of the Company’s strategies; and the Company’s expectations with respect to its June 30, 2020 cash and cash equivalents. Forward-looking statements can be identified by words such as may, should, expects, provides, anticipates, assumes, can, will, meets, could, likely, intends, might, predicts, seeks, would, believes, estimates, plans, continues, guidance or outlook, or variations of these words or similar expressions.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, market conditions, including the availability of debt capital and the terms upon which such debt can be secured, if at all, the impact of the COVID-19 pandemic on the Company, its customers and its suppliers; downturns in global, national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s acquisition of Time Inc., including the Company’s ability to comply with the terms of its debt and equity financings; and the risk factors contained in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), both of which are available on the SEC’s website at www.sec.gov, and the Company’s other filings with the SEC. Such risk factors may be amplified by the COVID-19 pandemic and its potential impact on the Company’s business and the global economy. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation has been committed to service journalism for 118 years. Today, Meredith uses multiple distribution platforms-including broadcast television, print, digital, mobile and video-to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith’s National Media Group reaches 190 million unduplicated American consumers every month, including 120 million women and nearly 90 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the Company’s state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households and 30 million viewers. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets – including Atlanta, Phoenix, St. Louis and Portland – and 13 in the Top 50. Meredith’s stations produce more than 725 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional and national level.

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Shareholder/Financial Analyst Contact:	Media Contact:

Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com